Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

Among

TOWER GROUP, INC.,

CANOPIUS HOLDINGS BERMUDA LIMITED,

CANOPIUS MERGERCO, INC.

and

CONDOR 1 CORPORATION

Dated as of July 30, 2012

i

ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement“) dated as of July 30, 2012, among Tower Group, Inc., a Delaware corporation (the “Company”), Canopius Holdings Bermuda Limited, a Bermuda limited company (“Bermuda Holdco”), Canopius Mergerco, Inc., a Delaware corporation and an indirect wholly owned Subsidiary of Bermuda Holdco (“Delaware Purchaser”), and Condor 1 Corporation, a Delaware corporation and a direct wholly owned Subsidiary of Delaware Purchaser (“Merger Sub“).

WHEREAS, on April 25, 2012, (i) Canopius Group Limited (“Parent”), Bermuda Holdco, Delaware Purchaser and the Company entered into a Master Transaction Agreement (the “MTA”) and (ii) the Company, Parent and certain other Persons entered into an Investment and Shareholders’ Agreement in respect of Parent (the “Investment Agreement”);

WHEREAS, Section 4.6 of the MTA provides that the Company may, subject to the terms set forth in the MTA, elect to cause the parties hereto to enter into this Agreement by delivering a Merger Notice and paying the Merger Exercise Price (each as defined in the MTA);

WHEREAS, the Company has delivered the Merger Notice and paid the Merger Exercise Price in accordance with the terms of the MTA;

WHEREAS, the Boards of Directors of Delaware Purchaser and Merger Sub have approved this Agreement, declared it advisable and determined that it is in the best interests of their respective companies and their stockholders to consummate the business combination transaction contemplated by this Agreement in which Merger Sub will, on the terms and subject to the conditions set forth herein, merge with and into the Company (the “Merger”) with the Company continuing as the surviving corporation in the Merger;

WHEREAS, the Board of Directors of the Company has also approved this Agreement and declared it advisable;

WHEREAS, the Company has the discretion under Section 7.01(c) of this Agreement and Section 4.6(f) of the MTA, subject to the terms specified herein and therein, to terminate this Agreement and abandon the Merger at any time before the Effective Time; and

WHEREAS, the parties desire to enter into this Agreement, to make certain representations, warranties and agreements in connection with the Merger, and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

The Merger

SECTION 1.01. The Merger. Subject to the terms and conditions of this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall be the surviving corporation in the Merger and a direct wholly owned Subsidiary of Delaware Purchaser (the “Surviving Corporation”).

SECTION 1.02. The Effective Time. The Merger will become effective as set forth in a certificate of merger (the “Certificate of Merger”) that shall be filed with the Secretary of State of the State of Delaware on the Closing Date. The “Effective Time“ shall be the date and time at which the Merger becomes effective as set forth in the Certificate of Merger.

SECTION 1.03. Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, right, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, Liabilities, restrictions, disabilities and duties of the Surviving Corporation.

SECTION 1.04. Organizational Documents of Bermuda Holdco and the Surviving Corporation.

(a) The memorandum of association of Bermuda Holdco as in effect immediately prior to the Effective Time shall be its memorandum of association as of the Effective Time until thereafter changed or amended as provided therein or pursuant to applicable Law. The bye-laws of Bermuda Holdco as in effect immediately prior to the Effective Time shall be amended and restated at and as of the Effective Time to be in the form attached as Exhibit A, and as so amended and restated shall be the bye-laws of Bermuda Holdco until thereafter changed or amended as provided therein or pursuant to applicable Law.

(b) At the Effective Time, the certificate of incorporation and bylaws of the Company as in effect immediately prior to the Effective Time shall be amended and restated in their entirety as of the Effective Time to be identical to the certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the Effective Time, respectively, except that Article I of such certificate of incorporation shall be amended to read “The name of the corporation is Tower Delaware Holding Company, Inc.”, and as so amended and restated shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or pursuant to applicable Law.

SECTION 1.05. Directors and Officers.

(a) The parties shall take all actions necessary, proper or advisable to cause (i) the directors and officers of the Company as of immediately prior to the Effective Time to be the directors and officers, respectively, of Bermuda Holdco as of the Effective Time, each to hold office in accordance with the memorandum of association and bye-laws of Bermuda Holdco until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal, and (ii) the initial directors and officers of the Surviving Corporation as of the Effective Time to be the individuals identified by the Company prior to the Effective Time, each to hold such office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

(b) Bermuda Holdco shall deliver to the Company letters of resignation, effective as of the Closing, of all directors and officers of Bermuda Holdco and each of its Subsidiaries other than CUBL from their respective positions as directors and officers thereof.

SECTION 1.06. Closing. Unless this Agreement is terminated in accordance with Article VII, the closing of the Merger (the “Closing“) shall, subject to the satisfaction or (to the extent permitted by applicable Law) waiver by the party entitled to the benefits thereof of each of the conditions set forth in Article VI, take place at the offices of Willkie Farr & Gallagher LLP at 10:00 a.m., New York time, on the Business Day specified in the Closing Notice delivered by the Company to Bermuda Holdco, or at such other place, time and date as shall be agreed in writing by the parties. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

ARTICLE II

Effect on Share Capital; Merger Consideration

SECTION 2.01. Conversion of Securities. At the Effective Time, by virtue of the occurrence of the Merger, and without any action on the part of the Company, Bermuda Holdco, Delaware Purchaser, Merger Sub or any holder of any common shares, par value $0.01 per share, of the Company (“Company Shares”), any common shares, par value $0.01 per share, of Merger Sub (“Merger Sub Shares”) or any common shares, par value $0.01 per share, of Bermuda Holdco (“Bermuda Holdco Shares”):

(a) Share Capital of Merger Sub. Each issued and outstanding Merger Sub Share shall be converted into and become one validly issued, fully paid and non-assessable common share, par value $0.01 per share, of the Surviving Corporation.

(b) Cancelation of Certain Company Shares. All Company Shares that are owned by the Company as treasury stock and any Company Shares owned by Bermuda Holdco, Delaware Purchaser, Merger Sub or any other direct or indirect wholly owned Subsidiary of Bermuda Holdco immediately prior to the Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Shares. Subject to Section 2.01(b), each issued and outstanding Company Share automatically shall be converted into and shall thereafter represent the right to receive, in accordance with Section 2.02, (i) a number of validly issued, fully paid and non-assessable Bermuda Holdco Shares equal to the Stock Conversion Number (the “Stock Consideration”) and (ii) $1.25 in cash (the “Cash Consideration” and, together with the Stock Consideration and any cash paid in lieu of fractional shares in accordance with Section 2.02(d), the “Merger Consideration”). As of the Effective Time, all Company Shares shall no longer be outstanding and automatically shall be canceled and shall cease to exist, and each holder of Company Shares that are not represented by certificates (“Book-Entry Shares”), and each holder of one or more certificates representing any Company Shares (“Certificates”), shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration with respect to such Company Shares without interest.

SECTION 2.02. Exchange Fund.

(a) Exchange Agent. Prior to the Closing Date, the Company shall designate a bank or trust company to act as agent (the “Exchange Agent”) for the payment of the Merger Consideration in accordance with this Article II and, in connection therewith, the Company and Delaware Purchaser shall, prior to the Closing Date, enter into an agreement with the Exchange Agent in a form reasonably acceptable to the Company. At or prior to the Effective Time, Merger Sub or Delaware Purchaser shall deposit or cause to be deposited with the Exchange Agent certificates or, at the Company’s option, shares in book-entry form, representing a number of Bermuda Holdco Shares and an amount of cash sufficient to pay the aggregate Merger Consideration (such Bermuda Holdco Shares and cash that are so deposited, the “Exchange Fund”). Pending its disbursement in accordance with this Section 2.02, any cash in the Exchange Fund shall be invested by the Exchange Agent as directed by Delaware Purchaser in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5 billion. Delaware Purchaser shall promptly replace or restore, or shall cause the Surviving Corporation promptly to replace or restore, the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make all payments of Merger Consideration in accordance herewith. No investment losses resulting from investment of the funds deposited with the Exchange Agent shall diminish the rights of any former holder of Company Shares to receive the Merger Consideration pertaining thereto as provided herein.

(b) Payment of Merger Consideration. As soon as practicable after the Effective Time (but in no event later than two Business Days after the Effective Time), Delaware Purchaser or the Surviving Corporation shall cause the Exchange Agent to mail to each Stockholder a form of letter of transmittal (the “Letter of Transmittal”) (which (i) may specify that delivery of a Certificate or Book-Entry Share shall be effected, and risk of loss and title to the Company Shares represented thereby shall pass, only upon delivery of such Certification or Book-Entry Share to the Exchange Agent and (ii) shall be in such form and have such other customary provisions as Delaware Purchaser or the Surviving Corporation may specify), together with instructions thereto, setting forth, inter alia, the procedures by which holders of Certificates or Book-Entry Shares may receive the Merger Consideration to which they are entitled pursuant to this Article II. Upon the completion of such applicable procedures by a holder and the surrender of such holder’s Certificates or Book-Entry Shares, the Exchange Agent shall deliver to such holder (A) a certificate or book-entry representing that number of whole Bermuda Holdco Shares (rounded down to the nearest whole Bermuda Holdco Share) that such Stockholder has the right to receive in respect of the Company Shares represented thereby, (B) cash in an amount equal to the product of the Cash Consideration multiplied by the number of Company Shares represented thereby and (C) cash in lieu of fractional shares that such Stockholder has the right to receive pursuant to Section 2.02(d), and any surrendered Certificates shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name a surrendered Certificate is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall properly be endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment (1) shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder or (2) shall have established to the reasonable satisfaction of Delaware Purchaser that such Tax either has been paid or is not applicable. Until satisfaction of the applicable procedures contemplated by this Section 2.02, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II. No interest shall be paid or shall accrue on any cash payable pursuant to this Section 2.02(b).

(c) Transfer Books; No Further Ownership Rights in Company Shares. The Merger Consideration paid in respect of each Company Share upon surrender of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares previously represented by such Certificates or Book-Entry Shares. At the

Effective Time, the share transfer books of the Surviving Corporation shall be closed and thereafter there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of Company Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Company Shares that were represented by Certificates or Book-Entry Shares immediately prior to the Effective Time shall cease to have any rights with respect to such underlying Company Shares, except as otherwise provided for herein or by applicable Law. Subject to Section 2.02(e), if at any time after the Effective Time Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) No Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no fraction of a Bermuda Holdco Share may be issued in connection with the Merger, and in lieu thereof any Stockholder who would otherwise have been entitled to a fraction of a Bermuda Holdco Share shall be paid, upon surrender of Certificates or Book-Entry Shares for exchange, cash without interest in an amount equal to the product of (i) the fractional share interest to which such Stockholder would have been entitled under this Article II absent this Section 2.2(d) multiplied by (ii) the Average Stock Price.

(e) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by Delaware Purchaser or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Delaware Purchaser or the Surviving Corporation, as applicable, may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Company Shares formerly represented by such Certificate as contemplated by this Article II.

(f) Termination of Exchange Fund. At any time following the first anniversary of the Closing Date, Delaware Purchaser shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Exchange Agent and that have not been disbursed to former holders of Company Shares, and thereafter such holders shall be entitled to look only to Delaware Purchaser for, and Delaware Purchaser shall remain liable for, payment of their claims of the Merger Consideration pertaining to their former Company Shares pursuant to this Article II. Any amounts remaining unclaimed by such holders at the time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Delaware Purchaser or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(g) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto or the Exchange Agent shall be liable to any Person for any Merger Consideration delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar Law.

(h) Withholding Taxes. Delaware Purchaser, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the cash consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of other applicable Tax Law. To the extent amounts are so withheld and paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

(i) Stock Sales for Payment of Withholding Taxes. Delaware Purchaser, the Surviving Corporation and the Exchange Agent shall be entitled to sell on behalf of any Stockholder such number of Bermuda Holdco Shares that would otherwise be deliverable to such Stockholder as Delaware Purchaser determines would result in net cash proceeds (after reduction for any expenses attributable to such sale) sufficient to allow Delaware Purchaser, the Surviving Corporation and the Exchange Agent to pay Taxes required to be deducted or withheld as a result of the transactions described herein under the Code, or under any provision of other applicable Tax Law; provided that for these purposes Delaware Purchaser may assume that the receipt of Bermuda Holdco Shares pursuant to this Agreement is treated as a dividend for U.S. federal income Tax purposes. Any cash proceeds from such sale in excess of the amount of such deducted or withheld Taxes shall be remitted to the Stockholder on whose behalf such Bermuda Holdco Shares were sold. To the extent amounts are so paid over to the appropriate Governmental Authority, the sold Bermuda Holdco Shares shall be treated for all purposes of this Agreement as having been delivered to the Stockholder on whose behalf they were sold.

SECTION 2.03. Equity Awards.

(a) At the Effective Time, without any action on the part of any Stockholder, each outstanding stock option granted under the Company Stock Plan or otherwise (a “Company Option”), shall automatically (i) vest and become free of any forfeiture conditions if not then vested and free of forfeiture conditions and (ii) constitute a fully vested option (a “Converted Option”) to acquire (on the same terms and conditions (other than vesting and performance conditions) as were applicable to such Company Option pursuant to the relevant Company Stock Plan under which it was issued and the agreement evidencing the grant thereof prior to the Effective Time) that number (rounded down to the nearest whole number) of Bermuda Holdco Shares determined by multiplying (A) the number of Company Shares subject to such Company Option immediately prior to the Effective Time by (B) the Option Conversion Number. The exercise price per Bermuda Holdco Share subject to any such Converted Option shall be an amount (rounded up to the nearest cent) equal to (A) the exercise price per Company Share subject to such Company Option immediately prior to the Effective Time divided by (B) the Option Conversion Number. Notwithstanding the foregoing, the assumption and conversion of Company Options under this Section 2.03 shall be implemented in such a manner so as not to constitute (i) a “modification,” “extension” or “renewal” (within the meaning of Section 424 of the Code and the regulations thereunder) of the terms of a Company Option that is an “incentive stock option” (as defined under Section 422 of the Code) or (ii) a “modification” or “extension” of the terms of a Company Option (within the meaning of Section 409A of the Code and the regulations thereunder). “Option Conversion Number” means the sum of (i) the Stock Conversion Number plus (ii) the quotient obtained by dividing the Cash Consideration by the Deemed BHS Price. “Deemed BHS Price” means the deemed fair market value of a Bermuda Holdco Share immediately prior to the Closing Date, which shall equal the quotient obtained by dividing (i) the excess of the closing price per Company Share on the NASDAQ Global Select Market for the trading date immediately prior to the Closing Date over the Cash Consideration by (ii) the Stock Conversion Number.

(b) At the Effective Time, without any action on the part of any Stockholder, each outstanding share of restricted stock of the Company granted or awarded under the Company Stock Plan or otherwise (a “Restricted Share”) that is subject to vesting or forfeiture conditions, whether time-based or performance-based and whether granted under the Company Stock Plan or otherwise, shall automatically vest and become free of any forfeiture conditions and be converted into the right to receive from the Surviving Corporation, as soon as reasonably practicable after the Effective Time, the Merger Consideration, without interest, in accordance with Section 2.01.

SECTION 2.04. Adjustments. Notwithstanding any provision of this Article II to the contrary, if between the date of this Agreement and the Effective Time the outstanding Company Shares or Bermuda Holdco Shares shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

SECTION 2.05. Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, Company Shares that are outstanding immediately prior to the Effective Time that are held by Stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing, and who shall have demanded properly in writing appraisal for such Company Shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration. Such Stockholders shall be entitled to receive payment of the appraised value of the Company Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by Stockholders who shall have failed to perfect, or who shall have effectively withdrawn or lost their right to appraisal of such Company Shares under Section 262 of the DGCL shall, as of the Effective Time, be deemed to have been converted into, and to have become exchangeable for, the right to receive the Merger Consideration, without any interest thereon, upon surrender in the manner provided in Section 2.02 of the Certificates or Book-Entry Shares that formerly evidenced such Company Shares.

ARTICLE III

Representations and Warranties of Bermuda Holdco, Delaware Purchaser and Merger Sub

Subject to and as qualified by the matters set forth in the corresponding sections or subsections of the Bermuda Holdco Disclosure Letter, each of Bermuda Holdco, Delaware Purchaser and Merger Sub hereby represents and warrants to the Company, as of the date hereof and as of the Closing Date, that, except as would not, individually or in the aggregate, be, or reasonably be expected to be, materially adverse to Bermuda Holdco and its Subsidiaries (other than CUBL), taken as a whole, excluding any material adverse effect resulting from (x) a change in general economic or market conditions, (y) matters affecting the property and casualty insurance or reinsurance industry generally or (z) changes in IFRS or GAAP, to the extent that any such effect described in the preceding clauses (x) through (z) does not materially and disproportionately affect Bermuda Holdco and its Subsidiaries relative to other Persons engaged in the industries in which Bermuda Holdco and its Subsidiaries operate (provided that the foregoing materiality exception does not apply to the representations and warranties set forth in Sections 3.01, 3.02, 3.03(a), 3.03(b), 3.04, 3.08 or 3.26):

SECTION 3.01. Corporate Status.

(a) Bermuda Holdco is a corporation duly organized, validly existing and in good standing under the Laws of Bermuda and has all requisite corporate or organizational power and authority to carry on its business as now conducted. Other than those jurisdictions set forth in Section 3.01(a) of the Bermuda Holdco Disclosure Letter, if and to the extent Bermuda Holdco conducts business in a jurisdiction other than its place of incorporation, Bermuda Holdco is duly qualified to do business as a foreign corporation or other organization and is in good standing in each jurisdiction in which the nature of its business or the properties owned, leased or operated by it makes such qualification necessary. Bermuda Holdco has made available to the Company true, complete and correct copies of the Organizational Documents of Bermuda Holdco as amended to date, and Bermuda Holdco is not in material violation of any provision of such Organizational Documents. The Organizational Documents of Bermuda Holdco as made available to the Company are in full force and effect.

(b) Except as set forth in Section 3.01(b) of the Bermuda Holdco Disclosure Letter, each of Bermuda Holdco’s Subsidiaries (including Condor 2 Corporation, a Delaware corporation and a wholly owned Subsidiary of Bermuda Holdco that owns all of the issued and outstanding capital stock of Delaware Purchaser (“Top Holdco”), Delaware Purchaser and Merger Sub) is a corporation or other organization duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and has all requisite corporate or organizational power and authority to carry on its business as now conducted. The Organizational Documents of such Subsidiaries are in full force and effect and no such Subsidiary is in material violation of any provision of such Organizational Documents.

(c) Each of Top Holdco, Delaware Purchaser and Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and the MTA, has no assets or Liabilities of any nature other than those incident to its formation or pursuant to the transactions contemplated by this Agreement or the MTA and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement and the MTA.

SECTION 3.02. Corporate and Governmental Authorization.

(a) Each of Bermuda Holdco, Delaware Purchaser and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Bermuda Holdco, Delaware Purchaser and Merger Sub of this Agreement and the consummation by Bermuda Holdco, Delaware Purchaser and Merger Sub of the transactions contemplated hereby have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by Bermuda Holdco, Delaware Purchaser and Merger Sub. Assuming due authorization, execution and delivery by the Company, this Agreement constitutes the legal, valid and binding obligation of each of Bermuda Holdco, Delaware Purchaser and Merger Sub, enforceable against Bermuda Holdco, Delaware Purchaser and Merger Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The approvals of this Agreement, the Merger and the other transactions contemplated by this Agreement by (A) Parent in its capacity as the sole shareholder of Bermuda Holdco, (B) Bermuda Holdco in its capacity as the sole stockholder of Top Holdco, (C)Top Holdco in its capacity as the sole stockholder of Delaware Purchaser and (D) Delaware Purchaser as the sole stockholder of Merger Sub, have previously been provided by written consents executed by the appropriate Persons and made available to the Company prior to the date hereof, and no other votes or approvals of any other holders of securities of Parent, Bermuda Holdco or any of their Affiliates are necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

(b) Except for the approvals, filings and notifications imposed by applicable Laws that are set forth in Section 3.02(b) of the Bermuda Holdco Disclosure Letter, the execution and delivery by Bermuda Holdco, Delaware Purchaser and Merger Sub of this Agreement do not, and the performance by Bermuda Holdco, Delaware Purchaser and Merger Sub of, and the consummation by Bermuda Holdco, Delaware Purchaser and Merger Sub of the transactions contemplated by, this Agreement does not and will not, require any consent, approval, license, permit, order, qualification, authorization of, or registration or other action by, or any filing with or notification to, any Governmental Authority (each, a “Governmental Approval”).

SECTION 3.03. Non-Contravention. The execution, delivery and performance of this Agreement by Bermuda Holdco, Delaware Purchaser and Merger Sub and the consummation by Bermuda Holdco, Delaware Purchaser and Merger Sub of the transactions contemplated hereby do not and will not (a) conflict with or result in any violation or breach of any provision of the Organizational Documents of Bermuda Holdco or any of its Subsidiaries, (b) assuming compliance with the matters referred to in Section 3.02(b), conflict with or result in a violation or breach of any provision of any applicable Law or (c) except for a Lien under the LOC Security Package and assuming compliance with the matters referred to in Section 3.02(b), require any consent of or other action by any Person under, result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would constitute a default) under, or give to any Person any rights of termination, acceleration or cancellation of, or result in the creation of any Lien (other than Permitted Liens) on any of the assets or properties of Bermuda Holdco or any of its Subsidiaries pursuant to, any Contract to which Bermuda Holdco, Delaware Purchaser or Merger Sub is a party. All Liens (other than Permitted Liens) on any securities or assets of Bermuda Holdco or any of its Subsidiaries under the LOC Security Package will be released at or prior to the Effective Time.

SECTION 3.04. Capitalization; Title to Shares.

(a) The authorized capital stock of Bermuda Holdco consists of 150,000,000 common shares, par value $0.01 per share, of which 100 shares are issued and outstanding. All of the shares of capital stock of Bermuda Holdco have been duly authorized and validly issued and are fully paid and non-assessable, and they are not subject to, and were not issued in violation of, any preemptive or similar rights (provided that they are subject to such rights contemplated by the Investment Agreement or the Organizational Documents of Bermuda Holdco or Bermuda Law). As of the date hereof and as of immediately prior to the Third Party Sale Closing (as defined in the MTA), Parent owns beneficially and of record all of the shares of capital stock of Bermuda Holdco, free and clear of all Liens, except for a Lien under the LOC Security Package which will be released at or prior to the Effective Time.

(b) The authorized capital stock of Delaware Purchaser consists of 200 shares of common stock, no par value, of which 100 shares are issued and outstanding. All of the shares of capital stock of Delaware Purchaser have been duly authorized and validly issued and are fully paid and non-assessable, and are not and were not issued in violation of any preemptive or similar rights. Top Holdco owns beneficially and of record all of the shares of capital stock of Delaware Purchaser, free and clear of all Liens, except for a Lien under the LOC Security Package which will be released at or prior to the Effective Time. Bermuda Holdco owns beneficially and of record all of the shares of capital stock of Top Holdco, free and clear of all Liens, except for a Lien under the LOC Security Package which will be released at or prior to the Effective Time.

(c) The authorized capital stock of Merger Sub consists of 200 shares of common stock, par value $0.01 per share, of which 100 shares are issued and outstanding. All of the shares of capital stock of Merger Sub have been duly authorized and validly issued and are fully paid and non-assessable, and are not and were not issued in violation of any preemptive or similar rights. Delaware Purchaser owns beneficially and of record all of the shares of capital stock of Delaware Purchaser, free and clear of all Liens, except for a Lien under the LOC Security Package.

(d) Except as set forth in Section 3.04(d) of the Bermuda Holdco Disclosure Letter and except as contemplated by Section 4.6 of the MTA or this Agreement, there are no outstanding (i) shares of capital stock of or other voting or equity interests in Bermuda Holdco or any of its Subsidiaries, (ii) securities of Bermuda Holdco or any of its Subsidiaries convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in Bermuda Holdco or any of its Subsidiaries, (iii) options or other rights or Contracts or commitments of any kind to acquire from Bermuda Holdco or any of its Subsidiaries, or other obligation of Bermuda Holdco or any of its Subsidiaries to issue, transfer or sell, any capital stock of or other voting or equity interests in Bermuda Holdco or any of its Subsidiaries or securities convertible into or exercisable or exchangeable for capital stock of or other voting or equity interests in Bermuda Holdco or any of its Subsidiaries, (iv) voting trusts, proxies or other similar Contracts or commitments to which Bermuda Holdco or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of or other voting or equity interests in Bermuda Holdco or any of its Subsidiaries or (v) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of or other voting or equity interests in Bermuda Holdco or any of its Subsidiaries. Except as described in Section 3.04(d) of the Bermuda Holdco Disclosure Letter and except as contemplated by Section 4.6 of the MTA or this Agreement, there are no outstanding obligations of Bermuda Holdco or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the securities described in clauses (i), (ii) or (iii) of the previous sentence.

SECTION 3.05. Subsidiaries; Ownership Interests. Except as set forth in Section 3.05 of the Bermuda Holdco Disclosure Letter, none of Bermuda Holdco or any of its Subsidiaries has any Subsidiaries, and except as set forth in Section 3.05 of the Bermuda Holdco Disclosure Letter and, except for Investment Assets held by any of them in the ordinary course of business, none of Bermuda Holdco or any of its Subsidiaries owns any shares of capital stock of or other voting or equity interests in (including any securities exercisable or exchangeable for or convertible into capital stock of or other voting or equity interests in) any other Person.

SECTION 3.06. Financial Statements; Accounting Controls.

(a) Bermuda Holdco has or has caused to be delivered to the Company true, complete and correct copies of (i) the audited financial statements of Canopius Bermuda Limited (the “Bermuda Insurer”) at and for the year ended December 31, 2011 (the “Bermuda Insurer Financial Statements”), including a balance sheet and statements of income, cash flows and shareholders’ equity. The Bermuda Insurer Financial Statements (A) were derived from and are consistent with the Books and Records, (B) have been provided in a form that can be readily prepared into a form in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto), (C) present fairly, in all material respects, the financial position and the results of its operations and its cash flows for the period indicated and (D) were prepared in compliance with the internal control procedures of Parent, and (ii) the unaudited financial information of Bermuda Holdco, and of each of the Bermuda Insurer and Canopius Underwriting Bermuda Limited (“CUBL”), which were the only Subsidiaries of Bermuda Holdco as of December 31, 2011, at and for the year ended on such date and at and for the three month period ended March 31, 2012 (collectively, the “Unaudited Financial Information”), including a balance sheet and statements of income or operations and retained earnings or shareholders’ equity. The Unaudited Financial Information (A) were derived from and are consistent with the Books and Records, (B) have been provided in a form that can be readily prepared into a form in accordance with generally accepted accounting principles, (C) except for the omission of certain disclosures required under generally accepted accounting principles, present fairly the financial position and the results of operations of the relevant Person to which they relate at and for the period indicated and (D) were prepared in compliance with the internal control procedures of such Person.

(b) Each of Bermuda Holdco and its Subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with IFRS and GAAP, as applicable, to maintain proper accountability for items, (iii) access to its property and assets is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences and (v) reinsurance recoverables and premium and other receivables are reported accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

SECTION 3.07. Undisclosed Liabilities. Bermuda Holdco and its Subsidiaries have no Liabilities other than (a) Liabilities contemplated by the Restructuring to be retained by Bermuda Holdco and its Subsidiaries or transferred from Bermuda Holdco or one or more of its Subsidiaries to any entity other than one of its Subsidiaries pursuant to the Restructuring and (b) Liabilities of CUBL that are reflected in the Unaudited Financial Information or were incurred by CUBL since December 31, 2011 in the ordinary course of business consistent with past practice.

SECTION 3.08. Absence of Certain Changes. Except as set forth in Section 3.08 of the Bermuda Holdco Disclosure Letter, since December 31, 2011, each of Bermuda Holdco and its Subsidiaries has conducted its business in the ordinary course consistent with past practice, there has not been any event, development or set of circumstances that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect and neither Bermuda Holdco nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement without the consent of the Company, would be a violation in any material respect of Section 5.01(a).

SECTION 3.09. Contracts. Each Contract to which Bermuda Holdco or any of its Subsidiaries is a party is a valid and binding agreement of Bermuda Holdco or such Subsidiary that is party thereto, as applicable, and, to the Knowledge of Bermuda Holdco, any other party thereto, and is in full force and effect, and neither Bermuda Holdco or such Subsidiary nor, to the Knowledge of Bermuda Holdco, any other party thereto, is in default or breach under (or is alleged to be in default or breach under) the terms of, or has provided or received any notice of any intention to terminate, such Contract and, to the Knowledge of Bermuda Holdco, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default thereunder or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

SECTION 3.10. Books and Records. The Books and Records are true, complete and correct, have been maintained in accordance with normal business practices and accurately present and reflect all of the transactions and actions therein described.

SECTION 3.11. Investment Company. Neither Bermuda Holdco nor any of its Subsidiaries is an investment company subject to registration and regulation under the Investment Company Act of 1940, as amended.

SECTION 3.12. Litigation. Except as set forth in Section 3.12 of the Bermuda Holdco Disclosure Letter and except for Litigation involving claims made in the ordinary course of business under and within the applicable limits of contracts or policies of insurance or reinsurance written by the Bermuda Insurer, (a) there is no Litigation pending and served on Bermuda Holdco or any of its Subsidiaries, or to the Knowledge of Bermuda Holdco, has Bermuda Holdco or any of its Subsidiaries received any threat in writing of any Litigation against or affecting Bermuda Holdco or any of its Subsidiaries and (b) there are no settlement agreements or similar written agreements between Bermuda Holdco or any of its Subsidiaries, on the one hand, and any Governmental Authority, on the other hand, and, to the Knowledge of Bermuda Holdco, there are no outstanding Orders against or affecting Bermuda Holdco or any of its Subsidiaries.

SECTION 3.13. Compliance with Law. Except as set forth in Section 3.13 of the Bermuda Holdco Disclosure Letter, each of Bermuda Holdco and each of its Subsidiaries is, and at all times since January 1, 2008 has been, in compliance with all applicable Law and, to the Knowledge of Bermuda Holdco, has not been charged with, and is not and has not been under investigation with respect to, any violation of any applicable Law.

SECTION 3.14. Permits and Licenses. Except as set forth in Section 3.14 of the Bermuda Holdco Disclosure Letter, each of Bermuda Holdco and each of its Subsidiaries has all licenses (including insurance licenses), franchises, permits, privileges, immunities, certificates, variances, orders, consents, approvals and other authorizations (including authorizations to write excess and surplus lines insurance as a non-admitted or unlicensed insurance carrier) from a Governmental Authority that are necessary to entitle it to own or lease, operate and use its properties or assets and to carry on and conduct its business as conducted on the date of this Agreement (the “Permits”), and all such Permits are valid and in full force and effect. Except as set forth in Section 3.14 of the Bermuda Holdco Disclosure Letter, (a) neither Bermuda Holdco nor any of its Subsidiaries has received any written notice of any violation of any Permit, (b) to the Knowledge of Bermuda Holdco, no suspension, cancellation or non-renewal of any Permit is pending or threatened, (c) Bermuda Holdco and its Subsidiaries have complied, and are in compliance, with all terms and conditions of the Permits, (d) to the Knowledge of Bermuda Holdco, no event or condition has occurred or exists that would reasonably be expected to result in a violation or breach of, or a default or loss of a benefit under, or acceleration of an obligation of any of Bermuda Holdco or any of its Subsidiaries under, or a termination, revocation, cancellation or impairment of, any Permit (in each case, with or without notice or lapse of time or both), and (e) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement. Neither Bermuda Holdco nor any of its Subsidiaries that will be a Subsidiary of Bermuda Holdco immediately after the Closing Date is relying on any exemption from or deferral of any Law or Permit that, to the Knowledge of Bermuda Holdco, would not be available to Bermuda Holdco or such Subsidiary after the Closing Date.

SECTION 3.15. Employees. Except as set forth in Section 3.15 of the Bermuda Holdco Disclosure Letter, as of the date hereof, neither Bermuda Holdco nor any of its Subsidiaries has or has ever had any employees. As of the Effective Time, the only employees that Bermuda Holdco or any of its Subsidiaries that will be a Subsidiary of Bermuda Holdco immediately after the Closing Date will have ever had will be the Bermuda Employees (as defined in Exhibit C to the MTA) hired by the Bermuda Insurer in connection with the Restructuring, whose employment by the Bermuda Insurer will commence at the Effective Time. Neither Bermuda Holdco nor any of its Subsidiaries that will be a Subsidiary of Bermuda Holdco immediately after the Closing Date has any Liability with respect to employees or labor matters except for the obligation to pay salary and bonus to the Bermuda Employees from and after the Effective Time pursuant to arrangements approved by the Company in connection with the Restructuring.

SECTION 3.16. Tax Matters.

(a) Except as set forth in Section 3.16(a) of the Bermuda Holdco Disclosure Letter, all Tax Returns required to be filed by, on behalf of or with respect to Bermuda Holdco or any of its Subsidiaries have been duly and timely filed and are complete and correct. All Taxes (whether or not reflected on such Tax Returns) required to be paid with respect to Bermuda Holdco or any of its Subsidiaries have been duly and timely paid. All Taxes required to be withheld by Bermuda Holdco or any of its Subsidiaries have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Governmental Authority or properly set aside in accounts for such purpose. Except as set forth in Section 3.16(a) of the Bermuda Holdco Disclosure Letter, neither Bermuda Holdco nor any of its Subsidiaries is subject to tax in any jurisdiction other than its jurisdiction of incorporation.

(b) No written agreement or other document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes with respect to Bermuda Holdco or any of its Subsidiaries, and no written power of attorney with respect to any such Taxes, has been filed or entered into with any Governmental Authority. No Taxes with respect to Bermuda Holdco or any of its Subsidiaries are currently under audit, examination or investigation by any Governmental Authority or the subject of any judicial or administrative proceeding. No Governmental Authority has asserted or threatened to assert any deficiency, claim or issue with respect to Taxes or any adjustment to Taxes against Bermuda Holdco or any of its Subsidiaries with respect to any taxable period for which the period of assessment or collection remains open. Except as set forth in Section 3.16(b) of the Bermuda Holdco Disclosure Letter, no elections for Tax purposes (including any entity classification elections) have been made with respect to Bermuda Holdco or any of its Subsidiaries that are in force or by which Bermuda Holdco or any of its Subsidiaries is bound. No jurisdiction in which Bermuda Holdco or any of its Subsidiaries has not filed a particular type of Tax Return or paid a particular type of Tax has asserted that Bermuda Holdco or such Subsidiary, as applicable, is required to file such Tax Return or pay such Tax in such jurisdiction.

(c) Except as set forth at Section 3.16(c) of the Bermuda Holdco Disclosure Letter, neither Bermuda Holdco nor any of its Subsidiaries (i) has received or applied for a Tax ruling or entered into an agreement with any Governmental Authority, in either case that would be binding upon Bermuda Holdco or any of its Subsidiaries after the Effective Time, (ii) is or has been a member of any affiliated, consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes, (iii) has any liability for the Taxes of any Person (as a transferee or successor, pursuant to any Tax sharing or indemnity agreement or other contractual agreements, or otherwise) or (iv) has filed any U.S. federal income tax election.

(d) To the Knowledge of Bermuda Holdco, Bermuda Holdco (or Parent on behalf of Bermuda Holdco) has provided all information in response to requests from the Company’s accountants, Ernst & Young, in emails dated March 9, 13, 14 and 22, 2012 in respect of Ernst & Young’s inquiries to determine whether Bermuda Holdco is classified as a “passive foreign investment company” as defined in Section 1297 of the Code.

SECTION 3.17. Insurance. Except as set forth in Section 3.17 of the Bermuda Holdco Disclosure Letter, there is no claim by or with respect to Bermuda Holdco or any of its Subsidiaries pending under any insurance policy (including fidelity bonds and other similar instruments) relating to the assets, business, operations, officers or directors of Bermuda Holdco or any of its Subsidiaries as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights. All premiums payable under such policies have been timely paid, and Bermuda Holdco and its Subsidiaries have otherwise complied fully with the terms and conditions of such policies. Such policies are of the type and in amounts customarily carried by Persons conducting businesses similar to those of Bermuda Holdco and its Subsidiaries. To the Knowledge of Bermuda Holdco, there is no threatened termination of, premium increase with respect to, or alteration of coverage under, any of such policies.

SECTION 3.18. Reinsurance Agreements. A true, complete and correct list of all Reinsurance Agreements that are in effect as of the date hereof is set forth in Section 3.18 of the Bermuda Holdco Disclosure Letter. Copies of all of such Reinsurance Agreements have previously been delivered to the Company. Except as set forth in Section 3.18 of the Bermuda Holdco Disclosure Letter, no Reinsurance Agreement contains any provision providing that the other party thereto may terminate or otherwise modify such Reinsurance Agreement by reason of the transactions contemplated by this Agreement; no Reinsurance Agreement contains any provision that by its own terms would result in a modification in the operation of such Reinsurance Agreement by reason of the transactions contemplated by this Agreement; to the Knowledge of Bermuda Holdco, Bermuda Holdco and its Subsidiaries have no reason to believe that all amounts due or coming due in the future under each Reinsurance Agreement are not or will not be collectible in full in the ordinary course; to the Knowledge of Bermuda Holdco, no party to any Reinsurance Agreement is impaired such that a default thereunder could reasonably be expected; the Bermuda Insurer is entitled under applicable Law to take full credit for all amounts recoverable by it pursuant to any Reinsurance Agreement under which the Bermuda Insurer is the cedent or retrocedent, and all such amounts have been properly recorded in the Books and Records; such Reinsurance Agreements transfer such risk as would be required for them to be properly accounted for as reinsurance; and all collateral provided by any reinsurer in connection with any such Reinsurance Agreement (i) is in a form permitting the Bermuda Insurer to take credit for reinsurance under the insurance Laws and regulations of its jurisdiction of domicile, (ii) if other than a letter of credit, is subject to a perfected security interest in favor of the Bermuda Insurer, (iii) is not subject to any Contract allowing that such collateral be reduced or diminished in any manner and (iv) is sufficient to discharge the obligations of such reinsurer under the related Reinsurance Agreements.

SECTION 3.19. Investment Assets.

(a) Except as disclosed at Section 3.19(a) of the Bermuda Holdco Disclosure Letter, Bermuda Holdco and its Subsidiaries have good and marketable title to all of the Investment Assets, free and clear of any Lien (other than a Permitted Lien), except for (i) Liens under the LOC Security Package which will be released with respect to the Investment Assets at or prior to the Effective Time, (ii) Investment Assets that are pledged or held in trust at Lloyd’s to secure obligations of Bermuda Holdco or its Subsidiaries and are either disclosed in Section 3.19(a) of the Bermuda Holdco Disclosure Letter or are pledged or placed into trust in the ordinary course of Bermuda Insurer’s insurance business consistent with past practice after the date hereof as necessary to replace such Investment Assets, or (iii) Investment Assets that are pledged or held in trust at The Bank of New York and are either disclosed in Section 3.19(a) of the Bermuda Holdco Disclosure Letter or are pledged or placed into trust in the ordinary course of Bermuda Insurer’s insurance business consistent with past practice after the date hereof as necessary to replace such Investment Assets.

(b) The Investment Assets are valued on the Books and Records in accordance with IFRS or GAAP, as applicable.

(c) The Investment Assets comply with applicable Law (including applicable insurance company invested asset Laws and regulations) and are, in the case of the Bermuda Insurer, admitted assets of the Bermuda Insurer under applicable Law.

SECTION 3.20. Intercompany Accounts; Transactions with Affiliates or Other Shareholders. Set forth on Section 3.20 of the Bermuda Holdco Disclosure Letter is a true, complete and correct list of all Contracts or transactions to or by which Bermuda Holdco or any of its Subsidiaries (except for CUBL), on the one hand, and of their respective Affiliates (except for Bermuda Holdco or any of its Subsidiaries, other than CUBL), or any shareholder or current or former officer or director of any such Affiliate, or any Person affiliated or associated with any such individual (including any member of such individual’s immediate family), on the other hand, are or have been a party or otherwise bound or affected and that are currently pending or in effect or that involve continuing Liabilities (each, an “Affiliate Transaction”). Each Affiliate Transaction is on terms and conditions no more favorable to Bermuda Holdco and its Subsidiaries than as would have been obtainable by them at the time in a comparable arm’s-length transaction with a third party. Each Affiliate Transaction has (a) received prior approval (or non-disapproval) and (b) been disclosed, in each case, to the extent required under applicable insurance holding company Law. No shareholder, officer, director or employee of Parent or any of its Affiliates, or any family member, relative or Affiliate of any such shareholder, officer, director or employee, (i) owns, directly or indirectly, any interest in (A) any asset or other property used in or held for use in the business of Bermuda Holdco or any of its Subsidiaries (B) to the Knowledge of Bermuda Holdco, any Person that is a supplier, customer or competitor of any Bermuda Holdco or any of its Subsidiaries, (ii) to the Knowledge of Bermuda Holdco, serves as an officer, director or employee of any Person that is a supplier, customer or competitor of Bermuda Holdco or any of its Subsidiaries or (iii) is a debtor or creditor of Bermuda Holdco or any of its Subsidiaries.

SECTION 3.21. Intellectual Property.

(a) To the Knowledge of Bermuda Holdco, Bermuda Holdco and each of its Subsidiaries that will be a Subsidiary of Bermuda Holdco immediately after the Closing Date have sufficient rights to use all Intellectual Property used in the conduct of their business as currently conducted; provided, however, that Bermuda Holdco and each of its Subsidiaries that will be a Subsidiary of Bermuda Holdco immediately after the Closing Date shall not have any rights to use of the name “Canopius” subsequent to the Effective Time. The Intellectual Property owned by Bermuda Holdco or any of its Subsidiaries that will be a Subsidiary of Bermuda Holdco immediately after the Closing Date is: (i) owned free and clear of any Lien (other than Permitted Liens); (ii) valid and subsisting, and is not subject to any outstanding order, judgment or decree adversely affecting Bermuda Holdco’s or such Subsidiaries’ use thereof, or rights thereto; and (iii) except as set forth in Section 3.21(a) of the Bermuda Holdco Disclosure Letter, the consummation of the Merger shall not have a material adverse effect on the rights of Bermuda Holdco or any of its Subsidiaries that will be a Subsidiary of Bermuda Holdco immediately after the Closing Date in such Intellectual Property.

(b) Section 3.21(b) of the Bermuda Holdco Disclosure Letter sets forth a true, correct and complete list of (i) all registered trademarks and service marks, all pending trademark and service mark applications, and all domain names owned by Bermuda Holdco or any of its Subsidiaries that will be a Subsidiary of Bermuda Holdco immediately after the Closing Date, (ii) all registered copyrights and copyright applications owned by Bermuda Holdco or any of its Subsidiaries that will be a Subsidiary of Bermuda Holdco immediately after the Closing Date and (iii) all patents and pending patent applications owned by Bermuda Holdco or any of its Subsidiaries that will be a Subsidiary of Bermuda Holdco immediately after the Closing Date.

(c) No claims are pending or, to the Knowledge of Bermuda Holdco, threatened (i) challenging the ownership, enforceability, scope, validity or use by Bermuda Holdco or any of its Subsidiaries that will be a Subsidiary of Bermuda Holdco immediately after the Closing Date of any Intellectual Property owned by Bermuda Holdco or any of its Subsidiaries that will be a Subsidiary of Bermuda Holdco immediately after the Closing Date or (ii) alleging that Bermuda Holdco or any such Subsidiary is violating, misappropriating or infringing the rights of any Person with regard to any Intellectual Property.

(d) To the Knowledge of Bermuda Holdco, no Person is misappropriating, violating or infringing the rights of Bermuda Holdco or any of its Subsidiaries that will be a Subsidiary of Bermuda Holdco immediately after the Closing Date with respect to any Intellectual Property owned by Bermuda Holdco or any such Subsidiary. The operation of the business of Bermuda Holdco and its Subsidiaries as currently conducted does not violate, misappropriate or infringe the Intellectual Property of any other Person.

(e) Bermuda Holdco and its Subsidiaries have implemented reasonable measures consistent with applicable industry standards to ensure the physical and electronic security of any information systems or data owned, used or held by Bermuda Holdco or any of its Subsidiaries from unauthorized disclosure, use or modification. To the Knowledge of Bermuda Holdco, during the five-year period immediately preceding the date of this Agreement, there has been no material breach of security involving any such systems or data.

SECTION 3.22. Real Property. Neither Bermuda Holdco nor any of its Subsidiaries owns any real property. Section 3.22 of the Bermuda Holdco Disclosure Letter sets forth a list of all real property used, occupied, leased or subleased by Bermuda Holdco or any of its Subsidiaries (other than CUBL) (the “Leased Real Property”) and also identifies each lease or sublease, together with any amendments, extensions, renewals or other agreements related thereto (“Leases”) under which such real property is occupied by Bermuda Holdco or any of its Subsidiaries. Bermuda Holdco or one of its Subsidiaries (other than CUBL) has a valid leasehold interest in the Leased Real Property. No breach or default exists with respect to any Lease covering any Leased Real

Property on the part of Bermuda Holdco or any of its Subsidiaries and, to the Knowledge of Bermuda Holdco, no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default. Bermuda Holdco has delivered to the Company true, accurate and complete copies of each Lease.

SECTION 3.23. The Bermuda Insurer.

(a) The Bermuda Insurer is duly licensed or authorized as an insurance company under the Laws of Bermuda and is duly licensed, authorized or otherwise eligible to transact the business of insurance in each other jurisdiction where it is required to be so licensed, authorized or otherwise eligible in order to conduct its business as currently conducted. Each jurisdiction in which the Bermuda Insurer is domiciled or commercially domiciled or otherwise licensed, authorized or eligible with respect to the conduct of the business of insurance is set forth in Section 3.23 of the Bermuda Holdco Disclosure Letter.

(b) The Bermuda Insurer has, since January 1, 2008, filed or submitted all registrations, filings and submissions, and all annual, quarterly and other periodic statements, together with all exhibits, interrogatories, notes, schedules and actuarial opinions, affirmations or certifications, in each case, required by applicable insurance Law to be filed with or submitted to the appropriate Governmental Authority of each jurisdiction in which it is licensed, authorized or otherwise eligible with respect to the conduct of the business of insurance, and Bermuda Holdco has delivered or made available to the Company true, complete and correct copies of all such items. All investments of the Bermuda Insurer have been recorded in the Bermuda Insurer Financial Statements in accordance with applicable regulations for the preparation of those Bermuda Insurer Financial Statements.

(c) Bermuda Holdco has delivered or made available to the Company true, complete and correct copies of all examination reports (and has notified the Company of any pending material examinations) of any Governmental Authority received by it on or after January 1, 2008 relating to the Bermuda Insurer. All deficiencies or violations noted in such examination reports have been cured or resolved to the satisfaction of the applicable Governmental Authority.

(d) Except as required by applicable Law and the insurance licenses maintained by the Bermuda Insurer, (i) there is no written agreement, memorandum of understanding, commitment letter or similar undertaking binding on the Bermuda Insurer or any of its Subsidiaries, or any order or directive by, or supervisory letter or cease-and-desist order from, any Governmental Authority binding on the Bermuda Insurer or any of its Subsidiaries, and (ii) neither the Bermuda Insurer nor any of its Affiliates has adopted any board resolution at the request of any Governmental Authority that, in the case of each of clauses (i) and (ii), (A) limits the ability of the Bermuda Insurer to issue or enter into any Contract of insurance or reinsurance (B) requires the divestiture of any investment of the Bermuda Insurer, (C) limits the ability of the Bermuda Insurer to pay dividends or (D) requires any investment of the Bermuda Insurer to be treated as a non-admitted asset (or the local equivalent).

SECTION 3.24. Reserves.

(a) The reserves for claims, losses (including incurred but not reported losses), loss adjustment expenses (whether allocated or unallocated) and unearned premiums of the Bermuda Insurer contained in the Bermuda Insurer Financial Statements: (i) have been computed in accordance with all applicable Actuarial Standards of Practice consistently applied and prepared in accordance with GAAP consistently applied; (ii) have been computed based on actuarial assumptions that are consistent with applicable Contract provisions and with those used to compute the corresponding items in the Bermuda Insurer Financial Statements and the Unaudited Financial Information; and (iii) satisfy the requirements of all applicable Laws.

(b) Bermuda Holdco has made available to the Company true, complete and correct copies of all actuarial reports prepared solely on behalf of the Bermuda Insurer by actuaries, independent or otherwise, addressing the reserves of the Bermuda Insurer, that cover periods beginning on or after January 1, 2008. To the Knowledge of Bermuda Holdco, the information and data furnished by the Bermuda Insurer and its Subsidiaries to its actuaries in connection with the preparation of such actuarial reports were accurate for the periods covered in such reports.

SECTION 3.25. Anti-Takeover Provisions. No “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or similar statute or regulation (each, a “Takeover Law“) applies to Bermuda Holdco or any of its Subsidiaries with respect to this Agreement or the Merger.

SECTION 3.26. Finders’ Fees. Except as set forth in Section 3.26 of the Bermuda Holdco Disclosure Letter, the fees and expenses of which will be paid by the Company, there is no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of Bermuda Holdco or any of its Subsidiaries that might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement.

ARTICLE IV

Representations and Warranties of the Company

The Company represents and warrants to Bermuda Holdco, Delaware Purchaser and Merger Sub, as of the date hereof and as of the Closing Date, as follows:

SECTION 4.01. Corporate Status. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted.

SECTION 4.02. Corporate and Governmental Authorization.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the affirmative vote of stockholders of the Company (“Stockholders”) representing a majority of the outstanding Company Shares for the adoption of this Agreement (the “Stockholder Approval”), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and, subject to obtaining the Stockholder Approval, the consummation by the Company of the transactions contemplated hereby, have been duly authorized by all requisite corporate or other similar organizational action on the part of the Company. This Agreement has been duly executed and delivered by the Company. Assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

(b) Except in connection or in compliance with the approvals, filings and notifications imposed by applicable Law that are set forth in Section 4.02(b) of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the performance by the Company of, and the consummation by the Company of the transactions contemplated by, this Agreement will not require any Governmental Approval.

SECTION 4.03. Non-Contravention. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or result in any violation or breach of any provision of the Organizational Documents of the Company or (b) assuming compliance with the matters referred to in Section 4.02(b), conflict with or result in any violation or breach of any provision of any applicable Law.

SECTION 4.04. Finders’ Fees. Except for the Persons identified in Section 4.04 of the Company Disclosure Letter, the fees and expenses of which will be paid by the Company, there is no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of the Company who might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement.

ARTICLE V

Additional Covenants and Agreements

SECTION 5.01. Conduct of Business.

(a) From the date hereof until the Closing Date, except as required by applicable Law or as expressly contemplated or permitted by this Agreement or the MTA, or unless the Company otherwise consents in writing, Bermuda Holdco shall not, and shall not permit any of its Subsidiaries to:

(i) take any Restricted Action;

(ii) incur any Indebtedness except for (A) intercompany guarantees or intercompany “keep well” or other agreements to maintain any financial statement condition of Bermuda Holdco or any of its Subsidiaries, (B) short-term borrowings incurred in the ordinary course of the business of the Bermuda Insurer consistent with past practice and (C) Indebtedness of CUBL that will remain Indebtedness of CUBL at the Effective Time;

(iii) enter into any swap or hedging transaction or other derivative agreement, or make any loan, capital contribution or advance (except for (A) advances by CUBL to Persons who are not Bermuda Holdco, Delaware Purchaser or Merger Sub in the ordinary course of business consistent with past practice and (B) loans by Bermuda Insurer to Parent in connection with the acquisition of Omega Insurance Holdings Limited to the extent such loans do not exceed £70,000,000) to any Person;

(iv) sell, lease, license, subject to any Lien (other than a Permitted Lien) or otherwise surrender, relinquish or dispose of to any Person, in a single transaction or series of related transactions, any of its properties or assets, or make any acquisition (including by merger) of securities or assets, in each case other than (A) as contemplated by the Restructuring and (B) sales of Investment Assets in the ordinary course of business consistent with past practice;

(v) other than Investment Assets acquired in the ordinary course of business, acquire (including by merger or by reinsurance) any securities, assets, business or operations of any Person;

(vi) incur any Liability other than Liabilities that are incurred by the Bermuda Insurer or CUBL in the ordinary course of business consistent with past practice and are either (i) taken into account in determining the Tangible Net Asset Value pursuant to paragraphs 5, 6 and 8 of Exhibit C to the MTA or (ii) retained by CUBL and will not be Liabilities of Bermuda Holdco or any of its Subsidiaries from and after the Effective Time;

(vii) make or authorize any capital expenditures (except for capital expenditures by CUBL) in excess of $50,000 in the aggregate, or make any capital contributions or capital infusions to any Person (other than capital contributions by CUBL of funds not received from Bermuda Holdco or any of its other Subsidiaries);

(viii) amend, change, modify or otherwise change in any material respect any of its Permits, or permit any of its Permits to lapse;

(ix) hire or engage any employees, consultants or independent contractors other than (A) the hiring of the Bermuda Employees as contemplated by the Restructuring or (B) employees by CUBL who will remain employees of CUBL at the Effective Time, or establish, adopt, enter into, renew or amend in any material respect any employee benefit plan or collective bargaining agreement;

(x) make any material change in financial accounting, actuarial, underwriting, reserving, reinsurance, marketing or claims processing or payment methods, principles or practices, except insofar as may be required by GAAP;

(xi) except in the ordinary course of business consistent with past practice, amend any material Tax Return, make any material Tax election or settle or compromise any material Liability for Taxes or material Tax refund;

(xii) acquire or dispose of any Investment Assets in any manner inconsistent with the past practice of Bermuda Holdco and its Subsidiaries as of the date hereof;

(xiii) permit any insurance coverage maintained by or with respect to Bermuda Holdco or any of its Subsidiaries or any Retained Asset of Bermuda Holdco or any of its Subsidiaries to be terminated or canceled or to lapse without being replaced by a comparable amount of insurance coverage;

(xiv) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xv) other than with respect to Litigation comprising claims under Contracts or policies of insurance or reinsurance written by the Bermuda Insurer, settle or compromise any pending or threatened Litigation;

(xvi) enter into any Contract other than any Contract entered into in the ordinary course of business consistent with past practice that will (A) constitute Retained Business, (B) be transferred in connection with the Restructuring from the Bermuda Insurer to an Affiliate of Bermuda Holdco that is not a Subsidiary of Bermuda Holdco or (C) be a Contract of CUBL at the Effective Time;

(xvii) take or permit to be taken any action that could reasonably be expected to prevent or delay the consummation of the Merger; or

(xviii) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

(b) Prior to the Effective Time, Delaware Purchaser and Merger Sub shall not, and Bermuda Holdco shall not permit Top Holdco, Delaware Purchaser or Merger Sub to, (i) incur any Liabilities of any nature other than related and incidental to their respective formation and pursuant to the transactions contemplated by this Agreement or the MTA or (ii) engage in any business activities other than as may be directly related to the transactions contemplated by this Agreement or the MTA.

SECTION 5.02. No Solicitation. From and after the date hereof, neither Bermuda Holdco nor any of its Subsidiaries shall, and Bermuda Holdco shall use its best efforts to cause its Affiliates and its Affiliates’ Representatives not to, directly or indirectly solicit, initiate, facilitate or knowingly encourage the submission of any inquiries regarding, or the making of any proposal or offer that relates to, or would reasonably be expected to lead to, an Alternative Transaction, or engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any information in connection with or relating to, or for the purpose of encouraging or facilitating, an Alternative Transaction, or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to an Alternative Transaction. As used in this Agreement, “Alternative Transaction” means any direct or indirect acquisition (including by means of reinsurance) by any Person or group (other than the Company and its Subsidiaries and other than pursuant to the Third Party Sale Agreement contemplated by the MTA) of any Retained Assets or any securities of Bermuda Holdco and its Subsidiaries (other than CUBL at a time when such entity does not own or hold any Retained Assets), or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Bermuda Holdco or any of its Subsidiaries (other than CUBL at a time when such entity does not own or hold any Retained Assets) pursuant to which such Person or group (or the shareholders of any such Person or group) would acquire, directly or indirectly, any of the voting power of Bermuda Holdco or any of such Subsidiaries or of the surviving entity in a merger involving Bermuda Holdco or any of such Subsidiaries or the resulting direct or indirect parent of Bermuda Holdco, any of such Subsidiaries or such surviving entity.

SECTION 5.03. Preparation of Registration Statement.

(a) The Registration Statement (as defined under the MTA) shall be prepared and filed with the SEC as provided in Section 4.6(c) of the MTA. All costs, fees and other expenses incurred in connection with such registration shall be paid by the Company as and when incurred consistent with the MTA.

(b) If, prior to the Effective Time, any event occurs with respect to any party to this Agreement, or any change occurs with respect to other information supplied by or on behalf of any party to this Agreement or any of its Affiliates for inclusion in the Registration Statement, which event, change or information is required to be described in an amendment of, or a supplement to, the Registration Statement, such party shall promptly notify the other parties of such event, change or information, and Bermuda Holdco and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Registration Statement and in disseminating the information contained in such amendment or supplement to the Stockholders. Nothing in this Section 5.03(b) shall limit the obligations of any party under Section 5.03(a) of this Agreement or Section 4.6(c) of the MTA.

SECTION 5.04. Notice of Certain Events.

(a) From the date hereof until the earlier of the date this Agreement is terminated pursuant to Article VII and the Effective Time, Bermuda Holdco, Delaware Purchaser and Merger Sub shall promptly notify the Company in writing of: (a) any circumstance, event or action the existence, occurrence or taking of which (i) has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (ii) has resulted in or would reasonably be expected to result in any representation or warranty made by Bermuda Holdco, Delaware Purchaser or Merger Sub hereunder not being true and correct as of the date it was made or deemed to have been made; or (iii) could result in the failure of the Closing to occur; (b) any written notice or other communication in writing received from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (c) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (d) any Litigation commenced or, to the Knowledge of Bermuda Holdco, threatened against, relating to or involving or otherwise affecting Bermuda Holdco or any of its Affiliates that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) From the date hereof until the earlier of the date this Agreement is terminated pursuant to Article VII and the Effective Time, the Company shall promptly notify Bermuda Holdco in writing of: (a) any circumstance, event or action the existence, occurrence or taking of which could result in the failure of the Closing to occur; (b) any written notice or other communication in writing received from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (c) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (d) any Litigation commenced or, to the knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company or any of its Affiliates that relates to the consummation of the transactions contemplated by this Agreement.

SECTION 5.05. Public Announcements. Prior to the Effective Time, no party to this Agreement or any Affiliate or Representative of such party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or applicable securities exchange rules, in which case the party required to publish such press release or public announcement shall allow the other parties a reasonable opportunity to comment on such press release or public announcement in advance of such publication.

SECTION 5.06. Consents, Approvals and Filings.

(a) The parties hereto shall comply with the provisions of Section 4.5 of the MTA that are applicable to the consummation of the transactions contemplated by this Agreement.

(b) Each of the parties hereto shall use its reasonable efforts to (i) take all action necessary to ensure that no Takeover Law is or becomes applicable to any of the transactions contemplated by this Agreement and refrain from taking any actions that would cause the applicability of such Laws and (ii) if the restrictions of any Takeover Law become applicable to any of the transactions contemplated by this Agreement, take all action necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise lawfully minimize the effect of such Takeover Law thereon.

SECTION 5.07. Pre-Merger Transactions. Prior to the Closing, each of the actions required under the MTA to be taken by any party thereto prior to the Merger Closing (including the Restructuring and the other actions contemplated by Section 4.6(a) thereof), will be taken in accordance with the terms of the MTA. Without limiting the generality of the foregoing, prior to the Closing, Bermuda Holdco shall cause the Credit Agreement, and any guarantee or deed in connection therewith, to be terminated or assigned to a Person other than Bermuda Holdco or any of its Subsidiaries (other than CUBL) such that, from and after the Effective Time, neither Bermuda Holdco nor any of its Subsidiaries will have any Liability with respect thereto, and shall receive, from the Banks thereunder, a full and unconditional release of all Liens on any securities or assets of Bermuda Holdco or any of its Subsidiaries (other than CUBL).

SECTION 5.08. Rule 16b-3. Prior to the Effective Time, Bermuda Holdco and the Company shall take such steps as may be required to cause any dispositions of equity securities (including derivative securities) of the Company pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company who is subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 5.09. Stock Exchange Listing. As contemplated by Section 4.6(d) of the MTA, Bermuda Holdco shall use its reasonable efforts to cause, and shall cooperate with the Company’s efforts to cause, the Bermuda Holdco Shares to be issued or transferred to Stockholders in connection with the Merger to be approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance, prior to the Effective Time. All reasonable out-of-pocket costs, fees and other expenses incurred in connection with such listing shall be paid by the Company as and when incurred.

SECTION 5.10. Tax Matters. The parties hereto intend that, after the Merger, neither Bermuda Holdco nor any of its Affiliates is to be treated as a domestic corporation by reason of Section 7874(b) of the Code and each of the parties agrees that it will not take (and will cause each of its Affiliates not to take) any action, or fail to take (or allow any of its Affiliates to fail to take) any action, that would reasonably be expected to cause Bermuda Holdco or any of its Affiliates to be so treated; provided, however, that neither Bermuda Holdco nor any of its Affiliates shall be found to be in breach of this provision for failing to take any action, unless such action is reasonable within the context of the MTA, and was timely requested by the Company. Each of the parties hereto intends that the Merger be treated for U.S. federal income tax purposes as a taxable acquisition by Delaware Purchaser of all of the Company Shares in exchange for the aggregate Merger Consideration.

SECTION 5.11. Affiliate Transactions. Except as expressly agreed by the Company and Parent in connection with the Restructuring, all Affiliate Transactions will be terminated and all intercompany balances between Bermuda Holdco or any of its Subsidiaries, on the one hand, and any of their Affiliates (other than Bermuda Holdco or any of its Subsidiaries), on the other hand, will be paid in full and settled prior to the Closing Date.

SECTION 5.12. Provisions Relating to Directors and Officers.

(a) The Company shall, or shall cause the Surviving Corporation to, maintain existing indemnification provisions of Bermuda Holdco and each of its Subsidiaries, as applicable, that have been provided or made available to the Company as of the date hereof with respect to present and former directors, officers, employees and agents of Bermuda Holdco and any of its Subsidiaries and all other Persons who may serve or have served at Bermuda Holdco’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (collectively, the “Bermuda Holdco Indemnified Parties”) for all expenses, judgments, fines and amounts paid in settlement by reason of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time to the fullest extent permitted or required under, (i) applicable Law, (ii) the Organizational Documents of Bermuda Holdco and each of its Subsidiaries in effect on the date hereof (to the extent consistent with applicable Law) and (iii) indemnification agreements of Bermuda Holdco or any of its Subsidiaries in effect on the date hereof (to the extent consistent with applicable Law), and shall cause the Surviving Corporation to perform its obligations under such indemnification provisions in accordance with their respective terms. In addition, from and after the Effective Time, Bermuda Holdco Indemnified Parties who become directors, officers or fiduciaries under benefit plans of the Company will be entitled to the indemnity rights and protections then afforded to directors, officers and fiduciaries under benefit plans of the Company.

(b) Prior to the Closing, Bermuda Holdco shall purchase, from an insurer chosen by Bermuda Holdco, (i) a single payment, run-off policy of directors’ and officers’ liability insurance covering the Bermuda Holdco Indemnified Parties, such policy to become effective at the Closing and remain in effect for a period of six years after the Closing; provided, however, that, if Bermuda Holdco does not purchase such policy, for six years from and after the Closing, the Company shall, or shall cause the Surviving Corporation to, maintain in effect directors’ and officers’ liability insurance covering the Bermuda Holdco Indemnified Parties for acts or omissions occurring prior to the Effective Time with respect to those persons on terms with respect to such coverage and amounts no less favorable in the aggregate to Bermuda Holdco’s directors and officers, as the case may be, than those of the directors’ and officers’ liability insurance policy covering the Company’s directors and officers in effect on the date of this Agreement (provided, that the Surviving Corporation may substitute therefor policies of a reputable insurance company providing at least the same coverage containing terms and conditions which are no less advantageous) and (ii) “IPO” insurance covering liabilities of the Bermuda Holdco Indemnified Parties for acts or omissions arising out of the Third Party Sale; provided, however, that in no event shall Bermuda Holdco pay an aggregate premium with respect to the policies of insurance referred to in clauses (i) and (ii) in excess of $750,000 (such amount of $750,000, the “Maximum Amount”); provided, however, that such amount can be changed by written agreement of the parties; provided, further, that if Bermuda Holdco is unable to obtain the insurance required by this Section 5.12(b) for an amount less than or equal to the Maximum Amount, it shall obtain as much comparable insurance as possible for the Maximum Amount.

(c) In the event that the Company or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person (including by dissolution), then, and in each such case, the Company shall cause proper provision to be made so that the successors and assigns of the Company or the Surviving Corporation assume and honor the obligations set forth in this Section 5.12.

SECTION 5.13. Names of Bermuda Holdco and its Subsidiaries. The Company shall take all actions necessary to cause the names of Bermuda Holdco and each of its Subsidiaries that are Subsidiaries of Bermuda Holdco after the Effective Time to be changed, immediately after the Effective Time, to the names set forth on Section 5.13 of the Bermuda Holdco Disclosure Letter.

SECTION 5.14. Certain Deliverables.

(a) At the Closing Date, each of Bermuda Holdco, Delaware Purchaser and Merger Sub shall deliver to the Company a certificate of an authorized officer thereof to the effect that (i) the representations and warranties of Bermuda Holdco, Delaware Purchaser and Merger Sub that are qualified by materiality, “Material Adverse Effect” or words of similar import are true and correct in all respects, and the representations and warranties of Bermuda Holdco, Delaware Purchaser and Merger Sub that are not so qualified are true and correct in all material respects, in each case as of the Closing Date with the same effect as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (ii) each of Bermuda Holdco, Delaware Purchaser, Merger Sub and each of their Affiliates that are parties to the MTA has performed or complied in all material respects with its obligations that are required to be performed or complied with by it under this Agreement or under the MTA with respect to the Merger on or prior to the Closing Date.

(b) Bermuda Holdco shall, if and when requested by the Company’s tax counsel prior to the Effective Time, deliver to such counsel the Tax Certification contemplated by Section 4.6(a)(vi) of the MTA.

SECTION 5.15. Further Assurances. Each of Bermuda Holdco, Delaware Purchaser and Merger Sub shall, and shall cause its respective Affiliates and Representatives to, execute and deliver such additional instruments, documents, conveyances or assurances, and take such other actions as may be necessary or reasonably requested by the Company to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby, or otherwise to carry out the intent and purposes of this Agreement, including by making any additional filings with the SEC or any other Governmental Authority, or making any additional communications to the Stockholders, that may be necessary or reasonably requested by the Company in connection with the consummation of the transactions contemplated by this Agreement, and otherwise assisting the Company in the Company’s efforts to obtain the Stockholder Approval.

ARTICLE VI

Conditions Precedent

SECTION 6.01. Conditions to the Obligations of Bermuda Holdco, Delaware Purchaser and Merger Sub to Effect the Merger. The obligations of each of Bermuda Holdco, Delaware Purchaser and Merger Sub to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company that are qualified by materiality or words of similar import shall be true and correct in all respects, and the representations and warranties of the Company that are not so qualified shall be true and correct in all material respects, in each case as of the Closing Date with the same effect as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), and Bermuda Holdco shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b) Governmental Approvals. The authorizations, consents, Orders or approvals of, and the declarations or filings with, all Governmental Authorities that are required to have been obtained or made in connection with the consummation of the Merger shall have been so obtained or made, and all applicable waiting periods with respect thereto shall have been terminated or expired.

(c) No Injunctions or Restraints. No material injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority that has the effect of enjoining or otherwise prohibiting consummation of the Merger (collectively, “Restraints”) shall be in effect.

(d) Stockholder Approval. The Stockholder Approval shall have been obtained.

SECTION 6.02. Acquisition of Omega. The obligations of each of Bermuda Holdco, Delaware Purchaser, Merger Sub and the Company to effect the Merger shall be subject to the consummation of Parent’s acquisition of Omega Insurance Holdings Limited on or prior to the Closing Date.

SECTION 6.03. Frustration of Closing Conditions. Bermuda Holdco, Delaware Purchaser and Merger Sub may not rely on the failure of any condition set forth in Section 6.01 to be satisfied if such failure was caused by any breach by such party or any of its Affiliates of any provision of this Agreement or of the MTA.

ARTICLE VII

Termination

SECTION 7.01. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time by action taken or authorized by the board of directors of the terminating party or parties, notwithstanding whether the Stockholder Approval has been obtained prior to the date of such termination:

(a) by the mutual written consent of the Company and Bermuda Holdco;

(b) by Bermuda Holdco:

  (i) if the Merger has not been consummated on or before the first anniversary of the date hereof (the “Walk-Away Date“); provided, that if the sole reason that the Closing has not occurred is that any of the approvals of the Governmental Authorities required pursuant to Section 6.01(a) has not been obtained on or prior to such date, then the Walk-Away Date may be extended by either the Company or Bermuda Holdco for 90 days upon delivery of written notice to the other parties hereto in accordance with Section 8.01; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to Bermuda Holdco if any breach by Bermuda Holdco or any of its Affiliates of any of their respective obligations under this Agreement or the MTA was the principal cause of the failure of the Merger to be consummated on or before the Walk-Away Date; or

  (ii) if any Restraint shall be in effect and shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(ii) shall have performed in all material respects its obligations under this Agreement and under the MTA with respect to the Merger, acted in good faith and used reasonable efforts to prevent the entry of and to remove such Restraint (it being understood that Bermuda Holdco, Delaware Purchaser and Merger Sub shall be deemed a single party for purposes of the foregoing proviso); and

(c) by the Company in its sole discretion at any time (including after delivery of the Closing Notice) for any reason or no reason.

SECTION 7.02. Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Sections 5.05 (Public Announcements), this Section 7.02 (Effect of Termination), and Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of the Company, Bermuda Holdco, Delaware Purchaser, Merger Sub or any of their respective directors, officers or Affiliates, except, (a) in the case of Bermuda Holdco, Delaware Purchaser and Merger Sub, as liability may exist with respect to such party pursuant to the sections specified in the immediately preceding parenthetical that survive such termination and (b) that no such termination shall relieve such party from liability for any material breach by such party of any representation, warranty, covenant or agreement set forth in this Agreement or fraud, and except for any liability of the Company with respect to expenses pursuant to Sections 5.03, 5.09 and 8.03 of this Agreement and Section 4.6 and Exhibit F of the MTA.

ARTICLE VIII

Miscellaneous

SECTION 8.01. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed to have been duly given or made if (a) delivered personally, (b) mailed by certified or registered mail with postage prepaid, (c) sent by next-Business Day or overnight mail or delivery, or (d) sent by facsimile or email with receipt confirmed (followed by delivery of an original via next-Business Day or overnight mail or delivery), as follows (or at such other address for a Party as shall be specified by like notice):

(a) if to the Company,

Tower Group, Inc.

120 Broadway (31st Floor)

New York, New York 10271

Telephone: (212) 655-2000

Fax: (212) 202-3987

Attention: Elliot S. Orol

Email: eorol@twrgrp.com

with a copy (which will not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Telephone: (212) 728-8000

Fax: (212) 728-8111

Attention: John M. Schwolsky

                     Alexander M. Dye

Email: jschwolsky@willkie.com

            adye@willkie.com

(b) if to Bermuda Holdco, Delaware Purchaser or Merger Sub, to:

Canopius Group Limited

c/o Ogier Corporate Services (Guernsey) Limited

Ogier House, St Julian’s Avenue, St Peter Port,

Guernsey GY1 1WA, Channel Islands

Telephone: +44(0) 1481 721672 (switchboard)

                       +44 (0) 1481 752248 (direct)

Fax: +44 (0) 1481 721575

Attention: Ian Ross/Marcus Leese

Email: Ian.Ross@ogier.com and

CanopiusGroupLimited@ogier.com

and

Canopius Holdings Bermuda Limited

Atlantic House, 11 Par La Ville Road,

Hamilton, HM 11, Bermuda

Telephone: + 1 (441) 292-9905

Fax: + 1 (441) 292-9459

Attention: Susan Patschak

Email: Susan.Patschak@canopius.bm

with a copy (which will not constitute notice) to:

Canopius Holdings UK Limited

Gallery 9, One Lime Street,

London, United Kingdom, EC3M 7HA

Telephone: +44 (0) 29 7337 3796

Attention: Paul Donovan

Email: Paul.Donovan@canopius.com

and

Drinker Biddle & Reath LLP

1177 Avenue of the Americas, 41st Floor

New York, New York 10036-2714

Telephone: (212) 248-3140

Fax: (212) 248-3141

Attention: Joseph L. Seiler III

                     Thomas M. Dawson

Email: Joseph.Seiler@dbr.com

            Thomas.Dawson@dbr.com

and

Drinker Biddle & Reath LLP

One Logan Square, Suite 2000

Philadelphia, Pennsylvania 19103-6996

Telephone: (215) 988-2700

Fax: (215) 988-2757

Attention: Daniel W. Krane

Email: Daniel.Krane@dbr.com

All such notices, requests, demands, waivers and other communications will be deemed to have been received (i) if by personal delivery, on the day of such delivery, (ii) if by certified or registered mail, on the fifth Business Day after the mailing thereof, (iii) if by next-Business Day or overnight mail or delivery, on the day delivered or (iv) if by fax or email prior to 5:00 p.m. at the place of receipt, on the day on which such fax or email was sent; provided that a copy is also sent by next-Business Day or overnight mail or delivery.

SECTION 8.02. Amendment; Waivers, Etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

SECTION 8.03. Expenses. Except as otherwise provided herein or in the MTA, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, whether or not consummated, shall be paid by the party incurring such costs, fees or expenses.

SECTION 8.04. Governing Law, Etc. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OR RULES OF CONFLICT OF LAWS THEREOF. Each of the parties hereto hereby irrevocably submits to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in Wilmington, Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby. Each of the parties hereto irrevocably agrees that all claims in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, or with respect to any such action or proceeding, shall be heard and determined in such a Delaware State or federal court, and that such jurisdiction of such courts with respect thereto shall be exclusive, except solely to the extent that all such courts shall lawfully decline to exercise such jurisdiction. Each of the parties hereto hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that it is not subject to such jurisdiction. Each of the parties hereto hereby waives, and agrees not to assert, to the maximum extent permitted by Law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. Each of the parties hereto hereby consents to and grants any such court jurisdiction over the person of such party and over the subject matter of any such dispute and agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.01 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

SECTION 8.05. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns; provided that except as permitted below, this Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other parties hereto. Notwithstanding the foregoing, without the consent of Bermuda Holdco, Delaware Purchaser, Merger Sub or any of their respective Affiliates, the Company may transfer or assign (including by way of a pledge), in whole or from time to time in part, to one or more of its Affiliates any of its rights under this Agreement; provided that no such transfer or assignment will (a) relieve the Company of its obligations hereunder or (b) increase the liability of Bermuda Holdco, Delaware Purchaser, Merger Sub or any of their respective Subsidiaries hereunder and the Company will procure that upon any Affiliate to which any rights under this Agreement shall have been assigned ceasing to be an Affiliate, such an Affiliate shall reassign such rights to the Company or an Affiliate thereof. Upon any such permitted assignment, the references in this Agreement to the Company shall also apply to any such assignee unless the context otherwise requires.

SECTION 8.06. Entire Agreement. This Agreement and the MTA constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

SECTION 8.07. Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is determined by a court of competent jurisdiction to be invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever. Upon any such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 8.08. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Until and unless each party has received a counterpart hereof signed by the other parties, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except for the Bermuda Holdco Indemnified Parties, who are express third party beneficiaries with respect to Section 5.12, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or Liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

SECTION 8.09. Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 8.04, in addition to any other remedy to which they are entitled at law or in equity.

SECTION 8.10. Survival of Representations, Warranties and Agreements. No representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive beyond the Effective Time, and from and after the Effective Time no party shall have any right to indemnification for any breach of any representation or warranty set forth in this Agreement. This Section 8.10 shall not limit any covenant or agreement set forth in this Agreement that by its terms contemplates performance after the Effective Time, which covenants and agreements shall survive the Effective Time for the period contemplated in such covenant or agreement.

SECTION 8.11. Definitions. (a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Adjusted Bermuda Holdco Price Per Share” means the quotient obtained by dividing (i) the sum of (A) the Target TNAV Amount, (B) the value of the Retained Business (determined in accordance with the MTA), (C) the aggregate amount of the placement fees received by the placement agents in connection with the Third Party Sale and (D) the aggregate amount, expressed in dollars, equal to the absolute value of the discount from the closing price of the Company’s common stock on The NASDAQ Global Select Market on the Pricing Date, or on another reasonably current date agreed upon by the Company, Bermuda Holdco and the Equity Investors, that the Company, Bermuda Holdco and the Equity Investors have agreed is necessary in order to effect the Third Party Sale by (ii) the aggregate number of Bermuda Holdco Shares sold pursuant to the Third Party Sale Agreement.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Affiliate Transaction” has the meaning set forth in Section 3.20.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Transaction” has the meaning set forth in Section 5.02.

“Average Stock Price” means the volume weighted average price (rounded to the nearest one-hundredth of one cent) per Company Share on the NASDAQ Global Select Market (as reported by Bloomberg L.P. or, if not reported thereby, by another authoritative source selected by the Company) for the 20 consecutive trading days immediately preceding the second trading day prior to the Closing Date.

“Bermuda Employees” has the meaning given to such term in Exhibit C to the MTA.

“Bermuda Holdco” has the meaning set forth in the Preamble.

“Bermuda Holdco Disclosure Letter” means the letter, dated as of the date hereof, delivered by Bermuda Holdco, Delaware Purchaser and Merger Sub to the Company prior to the execution of this Agreement and identified as the Bermuda Holdco Disclosure Letter.

“Bermuda Holdco Indemnified Parties” has the meaning set forth in Section 5.12(a).

“Bermuda Holdco Shares” has the meaning set forth in the Section 2.01.

“Bermuda Insurer” has the meaning set forth in Section 3.06(a).

“Bermuda Insurer Financial Statements” has the meaning set forth in Section 3.06(a).

“Book-Entry Shares” has the meaning set forth in Section 2.01(c).

“Books and Records” means all accounts, ledgers and records (including computer generated, recorded or stored records) relating to the business of Bermuda Holdco or any of its Subsidiaries, including customer lists, contract forms, applications, enrollment forms, policy information, policyholder information, claim records, sales records, underwriting records, administrative, pricing, underwriting, claims handling and reserving manuals, corporate and accounting and other records (including the books of account and other records), Tax records (including Tax Returns), disclosure and other documents and filings required under applicable Law, financial records, and compliance records relating to the business of Bermuda Holdco and its Subsidiaries, including any database, magnetic or optical media and any other form of recorded, computer generated or stored information or process relating to the operations of Bermuda Holdco and its Subsidiaries.

“Business Day” means any day, other than a Saturday or a Sunday, on which commercial banks in Wilmington, Delaware, London, England, Guernsey and Bermuda are open for normal banking business.

“Cash Consideration” has the meaning set forth in Section 2.01(c).

“Contract” means any contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, conditional sale contract, purchase or sales order, mortgage, license or other enforceable arrangement or agreement, whether in writing or oral.

“Certificates” has the meaning set forth in Section 2.01(c).

“Certificate of Merger” has the meaning set forth in Section 1.02.

“Closing” has the meaning set forth in Section 1.06.

“Closing Date” has the meaning set forth in Section 1.06.

“Closing Notice” means a written notice delivered by the Company in its sole discretion to Bermuda Holdco pursuant to which the Company elects to consummate the Merger on the Closing Date specified therein, which may not be sooner than the third Business Day following the date of such written notice.

“Code” has the meaning set forth in Section 2.02(h).

“Company” has the meaning set forth in the Preamble.

“Company Option” has the meaning set forth in Section 2.03(a).

“Company Shares” has the meaning set forth in Section 2.01.

“Company Stock Plan” means the Company’s 2004 Long Term Equity Compensation Plan.

“Converted Option” has the meaning set forth in Section 2.03(a).

“CUBL” has the meaning set forth in Section 3.06(a).

“Deemed BHS Price” has the meaning set forth in Section 2.03(a).

“Delaware Purchaser” has the meaning set forth in the Preamble.

“DGCL” has the meaning set forth in Section 1.01.

“Dissenting Shares” has the meaning set forth in Section 2.05.

“Equity Investors” has the meaning given to such term in the MTA.

“Effective Time” has the meaning set forth in Section 1.02.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.02(a).

“Exchange Fund” has the meaning set forth in Section 2.02(a).

“Fair Market Value” means (a) with respect to cash, the amount of such cash, (b) with respect to cash equivalent securities, the cash value of such securities, (c) with respect to securities listed or quoted on a recognized securities exchange or quoted on a recognized automated inter-dealer quotation system, the closing bid price of such security on such exchange or market as of the relevant date of determination and (d) in all other cases, the fair market value thereof as reasonably determined by the board of directors of Bermuda Holdco after the Effective Time.

“GAAP” has the meaning set forth in Section 3.06(a).

“Governmental Approval” has the meaning set forth in Section 3.02(b).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court, tribunal or arbitrator, and any regulatory or self-regulatory authority, agency, commission body or organization.

“IFRS” means international financial reporting standards.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business consistent with past practices), (d) all obligations of such Person under conditional sale or other title retention agreements relating to any property purchased by such Person, (e) all obligations of such Person incurred or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of business consistent with past practices), (f) all lease obligations of such Person capitalized on the books and records of such Person, (g) all obligations of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (h) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions, (i) all letters of credit or performance bonds issued for the account of such Person (excluding (1) letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business consistent with past practices, (2) standby letters of credit relating to workers’ compensation insurance and (3) surety bonds and customs bonds) and (j) all guaranties and arrangements having the economic effect of a guaranty by such Person of any Indebtedness of any other Person.

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether registered or unregistered, including such rights in and to: any patent (including all reissues, divisions, continuations, continuations-in-part and extensions thereof), patent application, patent right; any trademark, trademark registration, trademark application, service-mark, trade name, business name, brand name; any copyright, copyright registration, design, design registration, database rights; any internet domain names; or any right to any of the foregoing.

“Investment Agreement” has the meaning set forth in the Recitals.

“Investment Assets” means any investment assets (whether or not required by GAAP to be reflected on a balance sheet) beneficially owned by Bermuda Holdco or any of its Subsidiaries, including bonds, notes, debentures, mortgage loans, real estate and all other instruments of Indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts, derivatives and all other assets acquired for investment purposes.

“IRS” means the Internal Revenue Service.

“Knowledge of Bermuda Holdco” means the actual knowledge (and not any imputed or constructive knowledge and without any obligation to conduct any inquiry), of the individuals listed in Section 8.11 of the Bermuda Holdco Disclosure Letter.

“Law” means any federal, state, provincial or local, domestic or foreign law, statute, legislation, code, treaty, ordinance, or common law or any rule, regulation, direction, Order, agency requirement or other requirement or rule of law of a Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 3.22.

“Leases” has the meaning set forth in Section 3.22.

“Letter of Transmittal” has the meaning set forth in Section 2.02(b).

“Liability” means any and all liabilities, obligations, debts and commitments of any kind, character or description, whether known or unknown, asserted or not asserted, absolute or contingent, fixed or unfixed, matured or unmatured, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, whenever or however incurred or arising (including whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by IFRS or GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, lease, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Litigation” means any action, cause of action, claim, cease and desist letter, demand, suit, arbitration proceeding, citation, summons, subpoena or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity.

“LOC Security Package” means the guarantees, shares security deeds and account security deeds given or made or to be given or made in favor of ING Bank N.V., London Branch as Security Trustee or the Banks (as defined below) in connection with a letter of credit agreement dated November 29, 2010, as amended and restated on November 4, 2011 (the “Credit Agreement”), under which ING Bank N.V., London Branch, Commerzbank Aktiengesellschaft and Barclays Bank PLC (the “Banks”) have made available to Canopius Capital Two Limited (the “Account Party”) a letter of credit facility of up to £75,000,000 to provide funds at Lloyd’s on behalf of the Account Party, as the same has been or is to be further amended and restated in order to increase the maximum amount of such facility to £105,000,000 in order to facilitate the acquisition by Parent of Omega Insurance Holdings Limited.

“Material Adverse Effect” means a material adverse effect on (a) the assets, liabilities, business, operations, condition (financial, regulatory or otherwise) or results of operations of Bermuda Holdco and its Subsidiaries (other than CUBL), taken as a whole, or (b) the ability of any of Bermuda Holdco, Delaware Purchaser or Merger Sub to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, but excluding, in the case of clause (a), any material adverse effect resulting after the date hereof from (x) a change in general economic or market conditions, (y) matters affecting the property and casualty insurance or reinsurance industry generally or (z) changes in IFRS or GAAP, to the extent that any such effect described in the preceding clauses (x) through (z) does not materially and disproportionately affect Bermuda Holdco and its Subsidiaries relative to other Persons engaged in the industries in which Bermuda Holdco and its Subsidiaries operate.

“Maximum Amount” has the meaning set forth in Section 5.12(b).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.01(c).

“Merger Exercise Price” has the meaning given to such term in the MTA.

“Merger Notice” has the meaning given to such term in the MTA.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Shares” has the meaning set forth in Section 2.01.

“MTA” has the meaning given to such term in the Recitals.

“Option Conversion Number” has the meaning set forth in Section 2.03(a).

“Order” means any order, judgment, stipulation, decree, injunction, determination, award, ruling, writ or arbitration award of a Governmental Authority (including any court of competent jurisdiction).

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, organization or on-going business of a Person, including any amendments thereto.

“Parent” has the meaning set forth in the Recitals.

“Permits” has the meaning set forth in Section 3.14.

“Permitted Liens” means (a) statutory Liens for Taxes and other governmental charges and assessments that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which accruals or reserves have been established against the full amount of such Liability on Unaudited Financial Information, (b) statutory Liens of carriers, warehousemen, mechanics, materialmen and other similar Liens arising in the ordinary course of business, (c) easements, rights of way, zoning ordinances and other similar encumbrances of record affecting real property, (d) statutory Liens in favor of lessors arising in connection with any property leased to Bermuda Holdco or any of its Subsidiaries and (e) Lloyd’s trust funds and other existing trust arrangements, which Liens and other encumbrances described in clauses (a) through (e) do not materially detract from the current value or materially interfere with the current use by Bermuda Holdco and its Subsidiaries of the assets, properties or rights affected thereby and would not reasonably be expected to have or result in a Material Adverse Effect.

“Person” means a natural person, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Pricing Date” means the Business Day on which the purchase price of the Bermuda Holdco Shares to be sold pursuant to the Third Party Sale Agreement is finally determined.

“Reinsurance Agreement” means any reinsurance or retrocessional treaty or agreement to which the Bermuda Insurer is a party and (a) that is in-force as of the date hereof, (b) is terminated or expired as of the date hereof but under which the Bermuda Insurer or any of its Affiliates may continue to receive benefits or have obligations or (c) is an assumption reinsurance agreement.

“Representatives” means, with respect to any Person, its officers, employees, counsel, financial advisers, accountants, actuaries, auditors, consultants and other authorized representatives and agents.

“Restraints” has the meaning set forth in Section 6.01(c).

“Restricted Action” has the meaning given to such term in Section 4.1 of the MTA.

“Restricted Share” has the meaning set forth in Section 2.03(b).

“Restructuring” has the meaning given to such term in the MTA.

“Retained Business” has the meaning given to such term in Exhibit C to the MTA.

“Retained Assets” has the meaning given to such term in Exhibit C to the MTA.

“SEC” means the United States Securities and Exchange Commission.

“Stock Consideration” has the meaning set forth in Section 2.02(c).

“Stock Conversion Number” means the quotient obtained by dividing (x) the excess of the closing price per Company Share on the Pricing Date over the Cash Consideration by (y) the Adjusted Bermuda Holdco Price Per Share.

“Stockholder Approval” has the meaning set forth in Section 4.02(a).

“Stockholders” has the meaning set forth in Section 4.02(a).

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests (a) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (b) representing at least 50% of such securities or ownership interests are at the time directly or indirectly owned by such Person; provided, however, that after its shares have been dividended or otherwise transferred to Canopius Group Limited, CUBL shall not be considered a Subsidiary of Bermuda Holdco for the purposes of this Agreement.

“Surviving Corporation” has the meaning set forth in Section 1.01.

“Tangible Net Asset Value” means, with respect to Bermuda Holdco, the value of the total assets of Bermuda Holdco excluding assets constituting goodwill, intellectual property or other intangible assets less the value of the total liabilities of Bermuda Holdco, in each case calculated in accordance with GAAP.

“Takeover Law” has the meaning set forth in Section 3.25.

“Target TNAV Amount” means the amount that the Company specifies in a written notice to Parent under the MTA delivered prior to the date of the Third Party Sale Agreement as the target amount of the Tangible Net Asset Value of Bermuda Holdco as of the Third Party Sale Closing Date.

“Tax” means (a) all taxes, charges, fees, duties, customs, tariffs, imposts, payments in lieu, levies, penalties or other assessments or charges in the nature of a tax or any other similar payment imposed by any Governmental Authority, whether payable by reason of contract, assumption, transferee liability, operation of Law, agreement entered into with a Tax Authority, or otherwise, including, but not limited to, income, license, recording, occupation, environmental, customs duties, single business, margin, unemployment, premium, value-added, disability, mortgage, inventory, alternative or add-on minimum, profits, receipts, excise, property, sales, use, transfer, franchise, payroll, withholding, social security, estimated or other taxes or any other similar payment or similar items or fees, and (b) any interest, penalty, fine or addition to any of the foregoing, whether disputed or not.

“Tax Authority” means any Governmental Authority having primary jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Certification” has the meaning given to such term in the MTA.

“Tax Return” means any federal, state, local or foreign tax report, return (including information return), claim for refund, election, notice, estimated tax filing, declaration, statement, report, schedule, form or information return or any amendment to any of the foregoing relating to Taxes, or other statement or document (including any related or supporting information) supplied to, required to be filed with, or required to be maintained by any Tax Authority with respect to Taxes, including any return or filing made on a consolidated, group, combined, unified or affiliated basis and any schedules or filings related to uncertain tax positions, and any schedule, attachment or supplement thereto, and any amendment thereof.

“Third Party Sale” has the meaning given to such term in the MTA.

“Third Party Sale Agreement” has the meaning given to such term in the MTA.

“Third Party Sale Closing” has the meaning given to such term in the MTA.

“Third Party Sale Closing Date” has the meaning given to such term in the MTA.

“Top Holdco” has the meaning set forth in Section 3.01(b).

“Unaudited Financial Information” has the meaning set forth in Section 3.06(a).

SECTION 8.12. Interpretation. The words “hereby,” “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “party” or “parties” shall refer to parties to this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Section, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits, Schedules and Disclosure Letters annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Exhibit, Schedule or Disclosure Letter but not otherwise defined therein shall have the meaning given to such term in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement, contract, instrument, statute, rule or regulation are to that agreement, contract, instrument, statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, includes rules and regulations promulgated under said statutes). References to any Person include the successors and permitted assigns of that Person. References to “dollars” or “$” means lawful money of the United States of America. References to “Sterling” or “£” means lawful money of the United Kingdom. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Any reference to “days” means calendar days unless Business Days are expressly specified. All time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the date on which the period commences and including the date on which the period ends and by extending the period to the first succeeding Business Day if the last day of the period is not a Business Day. The Transaction Agreements are to be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

TOWER GROUP, INC.

By	/s/ William E. Hitselberger
Name: William E. Hitselberger
Title: Executive Vice President, Chief Financial Officer

CANOPIUS HOLDINGS BERMUDA LIMITED

By	/s/ Andre Perez
Name: Andre Perez
Title: Director

CANOPIUS MERGERCO, INC.

By	/s/ Andre Perez
Name: Andre Perez
Title: Director

CONDOR 1 CORPORATION

By	/s/ Andre Perez
Name: Andre Perez
Title: Director